Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WALTER INDUSTRIES, INC.

WALTER INDUSTRIES, INC, a Delaware corporation (the “Corporation”), hereby certifies as follows:

Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation have duly adopted the following Fourth Amended and Restated Certificate of Incorporation. The Corporation was originally incorporated under the name “Hillsborough Holdings Corporation” and filed its original Certificate of Incorporation with the Secretary of State of Delaware on August 6, 1987. The Corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware on March 16, 1995 and October 14, 1998, and filed an Amended and Restated Certificate of Incorporation of the Corporation on April 23, 2004.

1.     The name of the Corporation is Walter Energy, Inc.

2.     The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.     a) The Corporation shall have the authority to issue (i) 200,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”). The number of authorized shares of any of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefore.

b)  The Board of Directors is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock that have not been designated as to series, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of Delaware a certificate of designation with respect thereto.  The powers, designations, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein or in such resolution or resolutions.

c)  Except as provided in this Amended and Restated Certificate of Incorporation, each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, together with the holders of all other classes or series of stock entitled to attend such meetings and to vote together with the shares of Common Stock on such matter or thing, to cast one vote for each outstanding share of Common Stock held of record by such stockholder upon any matter or thing upon which stockholders are entitled to vote generally; provided, however, that holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations, or restrictions thereon, of the Preferred Stock or any series thereof, if the holders of outstanding shares of Preferred Stock or any series thereof are entitled, either separately or together with the holders of outstanding shares of one or more other classes or series of capital stock of the Corporation, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation, as amended from time to time (including, without limitation, by any certificate of designations relating to any series of Preferred Stock).

5. The bylaws of the Corporation may be altered, amended or repealed by the Board of Directors of the Corporation acting by the vote of the majority of the whole Board of Directors.

6.  Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

7.  To the fullest extent permitted by applicable law, the Corporation shall indemnify any current or former director, officer, employee or agent of the Corporation, and such director’s, officer’s, employee’s, or agent’s heirs, executors and administrators, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation, or otherwise, to which such indemnified party was or is a party or is threatened to be made a party by reason of such indemnified party’s current or former position with the Corporation or by reason of the fact that such indemnified party is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation shall, from time to time, reimburse or advance to any current or former director or officer or other person entitled to indemnification hereunder the funds necessary for payment of defense expenses as incurred.  Any repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

* * * *

IN WITNESS WHEREOF, WALTER INDUSTRIES, INC. has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Victor P. Patrick, its Vice Chairman, Chief Financial Officer and General Counsel, this 23rd day of April, 2009.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Victor P. Patrick
Vice Chairman, Chief Financial Officer and General Counsel